Exhibit 99.1

Company Contact: Dan Johnston Chief Financial Officer 314-678-6007 Investor Contact: EVC Group, Inc. Doug Sherk & Gregory Gin 415-896-6820 Media Contact: EVC Group, Inc. Janine McCargo 646-688-0425

U.S. Veterans Affairs Awards Stereotaxis a Federal Supply Schedule Contract for Innovative EP Solutions

ST. LOUIS, MO, December 7, 2010—Stereotaxis, Inc. [NASDQ:STXS] announced that the United States Department of Veteran Affairs awarded Stereotaxis a Federal Supply Schedule Contract for its Niobe® Remote Magnetic Navigation System, related service agreement, and disposable products. This contract, effective December 15, 2010, is for five years, with a five year renewal option.

The Department of Veteran Affairs (VA) manages more than 150 hospitals nationwide. Stereotaxis’ Niobe system, service agreement, and disposables will be included on the National Acquisition Center Contract Management Database and GSA Advantage Price List. Under the Federal Supply Schedule Contract, individual VA facilities may browse and purchase Stereotaxis’ products through these online tools without additional contract negotiations.  This enables the individual VA hospital to engage with Stereotaxis and acquire its technologies whenever it may be ready, easing the transaction between Stereotaxis and the individual hospital.

“The adoption of Stereotaxis technologies by the VA represents another important step towards setting a new global standard for the treatment of cardiac arrhythmias,” said Michael P. Kaminski, President and Chief Executive Officer of Stereotaxis. “Our technologies have long been accepted in the top academic teaching hospitals, which are typically the first to validate the clinical utility of a new medical technology. Along with community hospitals, VA hospitals represent a substantial portion of the cardiac electrophysiology market for both research and clinical use, and adoption among the VA community is a reliable measure of more mainstream acceptance of new technology.  We expect this contract to enhance our U.S. growth opportunities. Our contract with the VA should help pave the way for many more institutions to add our game-changing technologies to their interventional labs.”

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Niobe® Remote Magnetic Navigation System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure.

Stereotaxis’ Odyssey™ portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals and around the world. Odyssey™ Vision integrates data for magnetic and standard interventional labs, enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. Odyssey™ Enterprise Cinema then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed.  Odyssey™ then enables hospitals to efficiently share live and recorded clinical data anywhere around the world to maximize referrals and promote collaboration.

The core components of the Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our ability to consummate an equity offering, continued acceptance of the Company's products in the marketplace, the effect of global  economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.